FOR: CONTACT:	ENCORE MEDICAL CORPORATIONFOR IMMEDIATE RELEASE Harry L. Zimmerman, Executive Vice President — General Counsel (512) 832-9500 Harry_Zimmerman@encoremed.com

For Media:
Davis Henley, Vice President — Business Development (512) 832-9500

Davis_Henley@encoremed.com

ENCORE MEDICAL AND BIOHORIZONS TERMINATE ACQUISITION/MERGER AGREEMENT

AUSTIN, Texas, September 3, 2004 – Encore Medical Corporation (NASDAQ: ENMC) and BioHorizons Implant Systems, Inc. of Birmingham, Alabama announced that they have terminated their merger agreement dated May 17, 2004, as amended. Under the terms of the amended merger agreement, the agreement could be terminated by mutual consent or by either of the parties if the closing did not occur on or before September 1, 2004. As the closing of the merger was not consummated by September 1, 2004, the parties have mutually agreed to termination of the agreement and mutual releases in connection with this transaction.

Encore Medical Corporation is a diversified orthopedic company that designs, manufactures, markets and distributes a comprehensive range of high quality orthopedic devices, sports medicine equipment and related products for the orthopedic industry. Based in Austin, Texas, Encore sells its products to orthopedic surgeons, physical and occupational therapists and other orthopedic specialists who use its products to treat patients with musculoskeletal conditions resulting from degenerative diseases, deformities, traumatic events and sports related injuries. Encore offers a comprehensive suite of reconstructive joint products, trauma products and spinal implants. Through its Orthopedic Rehabilitation Division, Encore is a leading manufacturer and distributor of orthopedic rehabilitation equipment in the United States and markets a complete line of orthopedic soft goods, patient safety devices, and pressure care products. Encore is known for producing high quality, innovative products and continues to develop new products to meet the needs of the orthopedic community. For more information, visit http://www.encoremed.com.

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Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as quarterly fluctuations in operating results, the timely availability of new products, the impacts of competitive products and pricing, the ability to locate and integrate future acquisitions, the effect on other potential acquisitions and financings, and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.